Exhibit 10.14
eResearchTechnology, Inc.
2009 Bonus Plan
Set forth below is a summary of the eResearchTechnology, Inc. (“ERT” or the “Company”) 2009 Bonus Plan (the “2009 Plan”) recommended by the Compensation Committee and approved by the Board of Directors at meetings on February 24 and 26, 2009, to be effective for fiscal 2009.
The purpose of the 2009 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain employees by providing attractive compensation opportunities linked to performance results. All of our employees are eligible to participate in the 2009 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2009 Plan.
Bonuses payable under the 2009 Plan are recommended by the Committee and presented to the Board. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income, the revenue projected to be generated by new contracts into which we enter regardless of when we actually recognize the revenue (the “Contract Revenues”) and gross profits of our ERT consulting group, defined as revenue less direct payments made to providers of consulting services (the “Consulting Profits”). The subjective criteria consist of individual performance goals and objectives.
The revenue and net income targets at which 2009 Plan participants would earn 100% of the bonus opportunity attributable to those targets is slightly higher than the upper end of the range for revenues and net income provided as guidance for 2009 in the Company’s press release issued on February 26, 2009. In the current economic climate, the Board intends that the 2009 Plan participants earn the full bonus opportunity with respect to those targets only if the Company achieves superior performance notwithstanding current economic conditions.
The Compensation Committee establishes the individual performance goals and objectives of the President and Chief Executive Officer. The President and Chief Executive Officer establishes the individual performance goals and objectives for the Company’s executive officers, subject to approval by the Compensation Committee. Performance objectives for the remainder of the 2009 Plan participants are set by departmental supervisors who establish the individual performance goals in their respective departments for these participants.
Dr. McKelvey’s individual goals focus on executing key initiatives supporting our 2009 business plan, including reviewing and making recommendations regarding potential expansion opportunities, growing our electronic patient reporting outcome business, implementing programs to increase centralization of ECGs in clinical trials and executing plans to enhance our information technology infrastructure. Mr. Schneck’s individual goals consist primarily of enhancing the tax efficiency and cash flow of our operations, improving investor relations, implementing improvements to our billing systems and finance/accounting expenses and continuing to improve our planning and forecasting processes. Individual goals of the remaining executive officers include continuing to improve our quality audit and management systems, participating in our expanded sales and marketing initiatives, improving the profitability of our consulting group, development of strategic partnerships, continuous improvement in customer service, project assurance, internal processes and operational efficiencies, and technology improvements and enhancements. Individual performance goals for the remaining participants in the 2009 Plan are in line with the individual goals of the executive officers.

Each participant in the 2009 Plan will be eligible to receive 50% to 150% of their 2009 bonus opportunity that is allocable to each objective target category, based on the extent to which we achieve the various specified targets, with the exception that Dr. Litwin’s bonus for Consulting Profits shall be calculated at 10% of Consulting Profits and shall not exceed the $70,000 bonus opportunity applicable to that target. Amounts payable based on achievement of individual performance objectives can range from 0-100% of the applicable bonus opportunity.
For individual performance goals, (i) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the Company’s President and Chief Executive Officer; (ii) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the remaining executive officers, after receiving the recommendation of the Company’s President and Chief Executive Officer; and (iii) the participant’s departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned for the remainder of the participants under the 2009 Plan.
The bonus opportunities and the related performance targets for each of the Company’s executive officers are as follows:

			Percentage of Bonus Based On:
					Individual
		Bonus		Net	Performance	Contract
Name	Position	Opportunity	Revenues	Income	Goals	Revenues

Michael J. McKelvey, Ph.D	President, Chief Executive Officer and Director	386,250	15	45	40	—

Joel Morganroth, MD1	Chairman of the Board of Directors and Chief Scientific Officer	101,378	30	70	—	—

Keith D. Schneck	Executive Vice President, Chief Financial Officer and Secretary	149,350	15	45	40	—

Thomas P. Devine	Executive Vice President and Chief Development Officer	126,394	15	45	40	—

Amy Furlong	Executive Vice President, Cardiac Safety Operations	129,470	15	45	40	—

Jeffrey S. Litwin, MD2	Executive Vice President and Chief Medical Officer	140,595	15	40	25	20

			Percentage of Bonus Based On:
					Individual
		Bonus		Net	Performance	Contract
Name	Position	Opportunity	Revenues	Income	Goals	Revenues

John M. Blakeley	Executive Vice President, Sales and Marketing	119,083	10	30	20	40

Robert S. Brown	Senior Vice President, Strategic Marketing, Planning & Partnerships	124,656	15	45	40	—

George Tiger	Senior Vice President, Americas Sales	107,120	10	30	20	40

1.
Under the terms of a Consultant Agreement effective January 1, 2009 between Joel Morganroth, M.D., P.C. and the Company, in addition to other terms including base pay, Dr. Morganroth’s professional corporation is entitled to an 80% commission as a percentage of our net revenues for services performed by the Company’s consultant group that result directly from the marketing efforts of his professional corporation. These commissions are not included in the table above.

2.
Dr. Litwin is also entitled to an additional bonus of up to $70,000 based on the extent to which the Company achieves specified Consulting Profits. This additional bonus is described in more detail above and is not included in the table above.

Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.
Notwithstanding the foregoing, the Committee retains the discretion under the 2009 Plan to adjust or recommend to the Board an adjustment to the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income, Contract Revenues and Consulting Profits, are achieved, and the Board retains the discretion to make any such adjustment it deems appropriate.

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